Form N-SAR
Item 77C
Submission of Matters to a Vote of Shareholders
The RBB Fund, Inc.


1)    A Special Meeting of Shareholders of The RBB Fund,
Inc.'s (the "Company")  SAM Sustainable Global Active
Fund (for this section only, the "Fund") was held on June 2, 2011 (the "Meeting"). The following proposals were submitted for a vote of the Fund's shareholders at the Meeting:

1. To appoint Richard Malinowski as Chairman of this Special Meeting of Shareholders.

2.   To approve a new Agreement and Plan of
Reorganization by and among the Company, on behalf of the Fund, Frontegra Funds, Inc., on behalf of its series Frontegra SAM Global Equity
Fund (the "Acquiring Fund"), Frontegra Asset
Management, Inc. and Sustainable Asset
Management USA, Inc., which provides for and contemplates the transfer of all of the assets and liabilities of the Fund to the Acquiring
Fund in exchange for shares of the Acquiring
Fund.

      With respect to the proposal, the following votes were received:

   For         Against      Abstain

   866,888      50,285         0

Based on the votes received, the proposal was approved by shareholders of the Fund.

2)   A Special Meeting of Shareholders of the Company's
Perimeter Small Cap Growth Fund (for this section only, the "Fund") was held on July 29, 2011 (the "Meeting").
The following proposals were submitted for a vote of the Fund's shareholders at the Meeting:

1. To appoint Richard Malinowski as Chairman of this Special Meeting of Shareholders.

2. To approve a new advisory agreement between the Company, on behalf of the Perimeter Small Cap
Growth Fund, and Perimeter Capital Management.

   With respect to the proposal, the following votes were received:

      For           Against      Abstain
   17,556,600      78,698         433,942

Based on the votes received, the proposal was approved by shareholders of the Fund.

3)    On October 26, 2010, the Shareholders of the
Company's S1 Fund executed a unanimous written consent in lieu of a shareholder meeting, as provided for by Article
II, Section 8 of the Company's By-Laws. The following proposal was unanimously consented to and adopted by the shareholders of the S1 Fund:
Approval of Revised Fundamental Investment Limitation
   RESOLVED, that effective immediately, the S1 Fund's fundamental investment limitation on the purchase and sale of commodities shall be revised to read as follows:

"The S1 Fund may not purchase of sell
commodities, except as permitted by the
Investment Company Act of 1940, as amended, and as interpreted or modified by the regulatory authority having jurisdiction from time to time."